Exhibit 8.2

July 16, 2025

Sitio Royalties Corp.

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for Sitio Royalties Corp., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of June 2, 2025 (the “Merger Agreement”), by and among Viper Energy, Inc., a Delaware corporation (“Parent”), Viper Energy Partners LLC, a Delaware limited liability company, New Cobra Pubco, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“New Parent”), Cobra Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of New Parent, Scorpion Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Parent, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership, and the Company. Reference is made to the Registration Statement on Form S-4 (File No. 333-288431) initially filed by New Parent on June 30, 2025, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement (as amended through the date hereof, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement or the Registration Statement.

We hereby confirm to you that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Pubco Mergers” constitutes our opinion as to the material U.S. federal income tax consequences of the Pubco Mergers to U.S. holders of Viper Class A Common Stock and Sitio Class A Common Stock.

We are furnishing this opinion to the Company solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins, LLP

Vinson & Elkins, LLP

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, Texas 77002 Tel +1.713-758-2222 Fax +1.713-758-2346 www.velaw.com